YieldQuest Funds Trust

EXHIBIT TO ITEM 77Q1(e)

Any New or Amended Registrant Investment Advisory Contracts

Amendment No. 2 to Schedule A of the Investment Advisory
Agreement and an Amended Schedule B of the Investment
Advisory Agreement is hereby incorporated by reference to Post-Effective Amendment No. 9 to the Registration
Statement as filed with the SEC via EDGAR on February 27, 2009 (Accession No. 0001209286-09-000121).